 Filed Pursuant to Rule 424(b)(3)
 File No.: 333-276458
PROSPECTUS
2,779,906 Shares of Common Stock Underlying Pre-Funded Warrants
8,648,666 Shares of Common Stock Underlying Warrants
This prospectus relates to the resale, from time to time, by the selling stockholder identified in this prospectus (the “Selling Stockholder”) of (i) up to 2,779,906 shares of our common stock, par value $0.001 per share, issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), and (ii) up to 2,779,906 shares of our common stock issuable upon the exercise of warrants (the “Private Placement Warrants”) initially issued in a private placement (the “Private Placement”), pursuant to a securities purchase agreement, dated as of December 27, 2023, by and between us and the Selling Stockholder (the “Purchase Agreement”).
This prospectus also relates to the resale, from time to time, by the Selling Stockholder of up to 5,868,760 shares of our common stock issuable upon the exercise of warrants (the “Inducement Warrants,” and together with the Pre-Funded Warrants and the Private Placement Warrants, the “Warrants”) issued pursuant to an inducement letter agreement (the “Inducement Letter”) that we entered into with the Selling Stockholder in connection with an induced warrant exercise (the “Warrant Exercise”). For additional information on the Private Placement and the Warrant Exercise, see “Prospectus Summary — Private Placement and Warrant Exercise.”
The Selling Stockholder may offer the shares of our common stock from time to time as the Selling Stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
The registration of these shares does not necessarily mean that the Selling Stockholder will sell any of its shares or exercise its Warrants. We are not offering for sale any shares of our common stock pursuant to this prospectus. We will not receive any proceeds from the sale of the shares registered hereby. We will, however, receive cash proceeds equal to the total exercise price of Warrants that are exercised for cash.
We are paying the cost of registering the shares of our common stock covered by this prospectus as well as various related expenses. The Selling Stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of its shares.
Our common stock is listed on the Nasdaq Capital Market under the symbol “TRVN.” On January 18, 2024, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $0.6755 per share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.”
Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 7 and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 22, 2024.

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ABOUT THIS PROSPECTUS
We have not, and the Selling Stockholder has not, authorized anyone to give you any information other than the information contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). We and the Selling Stockholder take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, an applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
We use various trademarks and trade names in our business, including without limitation our corporate name, product names and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.
For Non-U.S. investors
Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any applicable prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus, any applicable prospectus supplement or free writing prospectus outside the United States.
As used in this prospectus, unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” refer to Trevena, Inc., and, where appropriate, our subsidiaries.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.
Company Overview
We are a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (“CNS”) disorders.
Our product, OLINVYK® (oliceridine) injection (“OLINVYK”) was approved by the United States Food and Drug Administration (the “FDA”) in August 2020. We initiated commercial launch of OLINVYK in the first quarter of 2021. OLINVYK is an opioid agonist for use in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. OLINVYK is the first new chemical entity (“NCE”) in this intravenous (“IV”) drug class in decades and it offers a differentiated profile that addresses significant unmet needs in the acute pain management landscape. OLINVYK delivers IV opioid efficacy with a rapid 1-3 minute median onset of action. In addition, OLINVYK requires no dosage adjustments in patients with renal impairment, a large patient population with significant medical complications. The U.S. Drug Enforcement Administration has classified oliceridine as a Schedule II controlled substance.
In June 2023, we announced new topline OLINVYK data from our electronic medical records-based study, ARTEMIS. The study reviewed OLINVYK-treated patients in the VOLITION study (a 203-patient, real world, open-label, multi-site study led by clinical outcomes research experts from Cleveland Clinic and Wake Forest Baptist Health Medical Center) with comparable surgical patients, or matched patients, treated with other IV opioids, at the same institutions and during the study period. OLINVYK-treated patients (n=201) had a $8,756 (19%) reduction in average cost per admission (p<0.0001) and 1.4-day (20%) reduction in average overall hospital length of stay (p<0.0001) compared to matched patients (n=982) treated with other IV opioids. Based on the data we have to date, there was not a statistically significant difference in the average duration of time in the post-anesthesia care unit between OLINVYK-treated and matched patients. In October 2023, we announced completion of the initial analysis of OLINVYK continuous respiratory monitoring data from the VOLITION study.
Using our proprietary product platform, we also have identified and are developing the following product candidates:
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TRV045:   TRV045 is our novel sphingosine-1-phosphate receptor modulator that may offer a new, non-opioid approach to managing chronic pain, as well as for treating epilepsy and seizure disorders. TRV045 has also demonstrated an anti-inflammatory effect in nonclinical studies that may have broad potential application in CNS disorders, autoimmune disease and inflammatory disease. TRV045 targets the S1P subtype 1 receptor and nonclinical data suggests that TRV045 effectively reverses neuropathic pain and reduces seizure risk without the immune-suppressing activity, or lymphopenia, observed with currently approved therapeutics targeting S1P receptors.

In September 2023, we announced preliminary topline data from two proof-of-concept studies for TRV045. The Target Engagement proof-of-concept study was a randomized, double-blind, placebo-controlled, single dose four-way cross-over study (n=25 subjects). Each subject received three different single doses of TRV045 (50mg, 150mg and 300mg) and placebo on four separate visits across the study duration. In this study, TRV045 demonstrated a statistically significant, dose-dependent analgesic effect in a capsaicin-induced model of neuropathic pain. In the second proof-of-concept study using transcranial magnetic stimulation (“TMS”) to evaluate TRV045 for epilepsy and seizure disorders, TRV045 demonstrated statistically significant changes in the power spectral density in several EEG bands associated with alertness and higher order cognitive function. The TMS proof-of-concept study was a randomized, double-blind, placebo-controlled, multiple dose, two-way cross-over study (n=25 subjects). Each subject received one of two treatment sequences in random order: TRV045 at a dose of 250mg, followed by placebo; or placebo followed by 250mg of TRV045. Each treatment sequence was given once daily for four consecutive days.
In October 2023, we announced favorable topline safety and tolerability data from these two proof-of-concept studies, with no reported drug-related adverse events, and no reported serious adverse events. In addition, there was no reported drug-related lymphopenia, bradycardia or change in blood pressure. The most common adverse events reported were headaches, somnolence, dizziness and fatigue. Both studies were conducted at a site outside of the United States and were not under the Investigational New Drug application for TRV045.
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TRV734:   We also have identified and have completed the initial Phase 1 studies for TRV734, an NCE targeting the same novel mechanism of action at the mu opioid receptor as OLINVYK. TRV734 was designed to be orally available, and its mechanism of action suggests it may offer valuable benefits for two distinct areas of important unmet medical need: acute and chronic pain, and maintenance-assisted therapy for patients with opioid use disorder (“OUD”). We are collaborating with the National Institute on Drug Abuse (“NIDA”) to further evaluate TRV734 for the management of OUD, and NIDA initiated a proof-of-concept study for this indication in December 2019. In June 2021, we announced that the study, which had been paused due to the global COVID-19 pandemic, had resumed recruiting patients. We intend to continue to focus our efforts for TRV734 on securing a development and commercialization partner for this asset.

Recent Developments
On September 1, 2023, we received a letter (the “Notice”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that, for the last 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share required for continued inclusion on Nasdaq under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”). In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until February 28, 2024, to regain compliance with the Bid Price Requirement. To regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten consecutive business days during this 180-day period. If, by February 28, 2024, we cannot demonstrate compliance with the Bid Price Requirement, we may be eligible for additional time. To qualify for additional time, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Bid Price Requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if and as necessary. If we meet these requirements, we will have an additional 180 calendar days to comply in order for our common stock to remain listed on Nasdaq. If we are not eligible for the second compliance period, then the Staff will provide notice that our securities will be subject to delisting. At such time, we may appeal the delisting determination to a Nasdaq Hearings Panel (“Panel”). We would remain listed on the Nasdaq Capital Market pending the Panel’s decision. There can be no assurance that, if we do appeal a subsequent delisting determination by the Staff to the Panel, that such appeal would be successful.
Private Placement and Warrant Exercise
On December 27, 2023, we entered into the Purchase Agreement with the Selling Stockholder (the “Purchaser”), for the sale and issuance in a private placement of an aggregate of 2,779,906 Pre-funded Warrants to purchase up to 2,779,906 shares of our common stock at a purchase price of $0.699 per Pre-Funded Warrant. In addition, we agreed to issue to the Purchaser the Private Placement Warrants to purchase up to an aggregate of 2,779,906 shares of our common stock. The foregoing transaction is referred to herein as the “Private Placement.”
Concurrently with our entry into the Purchase Agreement, we also entered into the Inducement Letter with Selling Stockholder as the holder (the “Holder”) of existing warrants to purchase up to an aggregate of 2,934,380 shares of our common stock issued in July 2022 and November 2022 (collectively, the “Existing

Warrants”). Pursuant to the Inducement Letter, the Holder agreed to exercise for cash its Existing Warrants to purchase an aggregate of 2,934,380 shares of our common stock at a reduced exercise price of $0.70 per share in consideration of our agreement to issue the Inducement Warrants to purchase up to an aggregate of 5,868,760 shares of our common stock (the “Inducement Warrant Shares”). The foregoing transaction is referred to herein as the “Warrant Exercise,” and the Warrant Exercise and the Private Placement are collectively referred to herein as the “Offerings.”
On December 28, 2023, the parties consummated the Offerings. The terms of the Offerings are more particularly described below:
Private Placement
The terms of the Purchase Agreement provided the Purchaser, whose purchase of our common stock in the Private Placement would result in such Purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the Purchaser, 9.99%) of our outstanding common stock, the option of purchasing Pre-Funded Warrants in lieu of shares of our common stock in such manner as to result in the same aggregate purchase price being paid by such Purchaser to us.
In light of the foregoing beneficial ownership limitations, at the closing of the Private Placement, we issued to the Purchaser (i) Pre-Funded Warrants to purchase an aggregate of 2,779,906 shares of common stock, and (ii) Private Placement Warrants to purchase up to an aggregate of 2,779,906 shares of common stock. No shares of our common stock were issued to the Purchaser in the Private Placement.
The Pre-Funded Warrants have an exercise price of $0.001 per Pre-Funded Warrant and can be exercised at any time from the date and time of issuance until the Pre-Funded Warrants are exercised in full. The terms of the Pre-Funded Warrants preclude a holder thereof from exercising such holder’s Pre-Funded Warrants, and us from giving effect to such exercise, if after giving effect to the issuance of common stock upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of common stock upon such exercise.
The Private Placement Warrants issued to the Purchaser in the Private Placement have an exercise price of $0.70 per share, become exercisable upon Stockholder Approval (as defined herein) and expire five years thereafter. The terms of the Private Placement Warrants preclude a holder thereof from exercising such holder’s Private Placement Warrants, and us from giving effect to such exercise, if after giving effect to the issuance of common stock upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of such common stock upon such exercise.
The holder may increase or decrease the beneficial ownership thresholds relating to the Pre-Funded Warrants and Private Placement Warrants specified above, except that the beneficial ownership limitation may not exceed 9.99% in any event.
The Purchase Agreement provides that we are obligated to hold a meeting of our stockholders on or prior to the date that is ninety (90) days following the closing date of the Private Placement for the purpose of obtaining approval from our stockholders (“Stockholder Approval”) of the issuance of the shares issuable upon the exercise of the Warrants pursuant to the rules of the Nasdaq Stock Market LLC (including Rule 5635(d) thereof). If we do not obtain Stockholder Approval at the first meeting, we are required to call a meeting every ninety (90) days thereafter to seek Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained or the Private Placement Warrants are no longer outstanding.
In connection with the Private Placement, we entered into a Registration Rights Agreement with the Purchaser, dated December 27, 2023 (the “Registration Rights Agreement”). The Registration Rights Agreement grants the Purchaser certain registration rights and obligates us to file one or more registration statements with the Securities and Exchange Commission (the “SEC”) by certain dates, covering the resale of the common stock issuable upon exercise of the Pre-Funded Warrants and Private Placement Warrants

sold in the Private Placement and the Inducement Letter (the “Resale Registration Statement”). The registration statement of which this prospectus forms a part is intended to satisfy our obligations under the Registration Rights Agreement.
Warrant Exercise
Pursuant to the Warrant Exercise, the Holder exercised for cash its Existing Warrants to purchase an aggregate of 2,934,380 shares of our common stock (1,234,380 of which shares of common stock are being held in abeyance for the benefit of the Holder due to certain beneficial ownership limitations) at a reduced exercise price of $0.70 per share, and in consideration therefor, we issued Inducement Warrants to the Holder to purchase up to an aggregate of 5,868,760 shares of our common stock.
The Inducement Warrants have an exercise price of $0.70 per share, become exercisable upon Stockholder Approval and will expire five years thereafter. The terms of the Inducement Warrants preclude a holder thereof from exercising such holder’s Inducement Warrants, and us from giving effect to such exercise, if after giving effect to the issuance of shares of common stock upon such exercise, the holder (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of such common stock upon such exercise. A holder may increase or decrease the aforementioned beneficial ownership threshold, except that the beneficial ownership limitation may not exceed 9.99% in any event.
The Inducement Letter provides that our obligations with respect to the registration of the Inducement Warrant Shares for resale is governed by the Registration Rights Agreement and the Inducement Warrant Shares are included as Registrable Securities (as defined therein) under the Registration Rights Agreement.
Company Information
We were incorporated under the laws of the State of Delaware in November 2007. Our principal executive office is located at 955 Chesterbrook Blvd., Suite 110, Chesterbrook, Pennsylvania 19087. Our telephone number is (610) 354-8840. Our website address is www.trevena.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.
“Trevena,” “OLINVYK,” the Trevena logo and other trademarks or service marks of Trevena, Inc. appearing in this prospectus are the property of Trevena, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owner.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that the value of our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100 million during the most recently completed fiscal year and the value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

THE OFFERING
Common Stock Offered by Selling Stockholder
11,428,572 shares
Common Stock Outstanding as of December 31, 2023
17,289,104 shares
Use of Proceeds
We will not receive any proceeds from the sale of the shares of our common stock offered by the Selling Stockholder. We will, however, receive cash proceeds equal to the total exercise price of Warrants that are exercised for cash. See “Use of Proceeds.”
Offering Price
The Selling Stockholder will offer the shares of our common stock offered by this prospectus at the prevailing market prices or privately negotiated price. See “Determination of Offering Price.”
Risk Factors
You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
The number of shares of our common stock to be outstanding immediately after this offering is based on 17,289,104 shares of our common stock outstanding as of December 31, 2023, and excludes as of such date:
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403,484 shares of our common stock issuable upon the exercise of stock options outstanding, at a weighted-average exercise price of $35.68 per share;

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1,602,588 shares of our common stock issuable upon the vesting and settlement of restricted stock units outstanding;

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12,873,966 shares of our common stock issuable upon the exercise of warrants outstanding as of December 31, 2023 with a weighted-average exercise price of $0.85 per share;

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253,463 shares of our common stock available for future issuance under our 2023 Equity Incentive Plan; and

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1,234,380 shares of our common stock being held in abeyance for the benefit of the Selling Stockholder due to certain beneficial ownership limitations.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before you decide to invest in our securities, you should carefully consider the risks discussed under the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2022 and our subsequently filed Quarterly Reports on 10-Q, together with other information in this prospectus, the information and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”
A sale of a substantial number of shares of our common stock by the Selling Stockholder could cause the price of our common stock to decline.
The shares of our common stock that may be resold by the Selling Stockholder will represent a significant amount of the total outstanding shares of our common stock as of December 31, 2023, after taking into effect the full exercise of the Warrants. Following (i) the effectiveness of the registration statement of which this prospectus forms a part, and (ii) the receipt of Stockholder Approval, such shares of common stock may be sold by the Selling Stockholder in the public market without restriction. If the Selling Stockholder sells, or the market perceives that the Selling Stockholder intends to sell for various reasons, substantial amounts of such common stock in the public market, the price of our common stock may decline. Additionally, such conditions may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus or the documents incorporated herein by reference regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would,” “could,” “should,” “potential,” “seek,” “evaluate,” “pursue,” “continue,” “design,” “impact,” “affect,” “forecast,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal,” or the negative of such terms and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated.
The forward-looking statements in this prospectus and the documents incorporated herein by reference include, among other things, statements about:
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our ability to successfully commercialize OLINVYK and any other product candidates for which we may obtain regulatory approval;

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our sales, marketing and manufacturing capabilities and strategies;

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any ongoing or planned clinical trials and nonclinical studies for our product candidates;

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the extent of future clinical trials potentially required by the FDA for our product candidates;

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our ability to fund future operating expenses and capital expenditures with our current cash resources or to secure additional funding in the future;

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the timing and likelihood of obtaining and maintaining regulatory approvals for our product candidates;

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our plan to develop and potentially commercialize our product candidates;

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the clinical utility and potential market acceptance of our product candidates, particularly in light of existing and future competition;

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the size of the markets for our product candidates;

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the performance of third-parties upon which we depend, including contract manufacturing organizations, suppliers, contract research organizations, distributors and logistics providers;

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our ability to identify or acquire additional product candidates with significant commercial potential that are consistent with our commercial objectives;

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the extent to which health epidemics and other outbreaks of communicable diseases could disrupt our operations and/or materially and adversely affect our business and financial conditions;

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our intellectual property position and our ability to obtain and maintain patent protection and defend our intellectual property rights against third parties; and

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our ability to satisfy and maintain all applicable continued listing requirements of the Nasdaq.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus supplement, particularly under “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments we may make.
You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the shares of our common stock offered by this prospectus. The Selling Stockholder will receive all of the proceeds from this offering. We will, however, receive cash proceeds equal to the total exercise price of Warrants that are exercised for cash.

DETERMINATION OF OFFERING PRICE
The Selling Stockholder will offer the shares of our common stock offered by this prospectus at the prevailing market prices or a privately negotiated price. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock might not trade at market prices in excess of the offering price as prices for our common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. See “Plan of Distribution” for more information.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and our amended and restated bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information.” For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.
Authorized Capital Stock
Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2023, 17,289,104 shares of our common stock were outstanding and no shares of preferred stock were outstanding.
Common Stock
Voting.   Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.
Dividends.   Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation.   In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Rights and Preferences.   Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Fully Paid and Nonassessable.   All of our outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.
Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law.   We are subject to Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines a “business combination” to include the following:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.   Our amended and restated certificate of incorporation, or our restated certificate, provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. Our restated certificate and our amended and restated bylaws, or our restated bylaws, also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2∕3% or more of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.
Our restated certificate and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminate the right of stockholders to act by written consent without a meeting. Our restated bylaws also provide that only our chairman of the board, chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and will specify requirements as to the form and content of a stockholder’s notice.
Our restated certificate and restated bylaws provide that the stockholders cannot amend many of the provisions of our restated certificate and restated bylaws described above except by the affirmative vote of 66 2∕3% or more of our outstanding common stock.
The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company.
These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. Consequently, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Choice of Forum
Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any company director, officer or other employee to the company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein (the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act.
We recognize that the Delaware Forum Provision may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.
Listing on the Nasdaq Capital Market
Our common stock is listed on the Nasdaq Capital Market under the symbol “TRVN.”

SELLING STOCKHOLDER
The shares of our common stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon exercise of the Warrants. For additional information regarding the issuances of those shares of common stock and the Warrants, see “Prospectus Summary — Private Placement and Warrant Exercise” above. We are registering the shares of common stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the ownership of our securities, the Selling Stockholder has not had any material relationship with us within the past three years.
The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of our common stock by the Selling Stockholder. The second column lists the number of shares of our common stock beneficially owned by the Selling Stockholder, based on its ownership of the shares of our common stock and the Warrants, as of January 8, 2024, assuming the full exercise of the Warrants held by the Selling Stockholder on that date, without regard to any limitations on exercises.
The third column lists the shares of our common stock being offered by this prospectus by the Selling Stockholder.
In accordance with the terms of the Registration Rights Agreement with the Selling Stockholder, this prospectus generally covers the resale of the maximum number of shares of our common stock issuable upon exercise of the Warrants issued to the Selling Stockholder as described in “Prospectus Summary —  Private Placement and Warrant Exercise” and, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.
Under the terms of the Warrants, the Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of our common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus(1)	Number of shares of Common Stock Owned After Offering
Armistice Capital, LLC	13,460,666(2)	11,428,572	2,032,094

(1)
Assumes the sale of all shares offered in this prospectus without regard to the beneficial ownership limitation applicable to the warrants, as described in footnote 2.

(2)
Consists of: (i) 2,032,094 shares of our common stock, of which 1,234,380 shares are held by us in abeyance for the benefit of the Selling Stockholder, (ii) 2,779,906 shares of our common stock underlying Pre-Funded Warrants, (iii) 2,779,906 shares of our common stock underlying Private Placement Warrants, and (iv) 5,868,760 shares of our common stock underlying Inducement Warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to a beneficial ownership limitation of 4.99% or 9.99%, as applicable, which such limitation restricts the Selling Stockholder from exercising that portion of the Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION
The Selling Stockholder, which as used herein includes donees and any of its pledgees, assignees and successors-in-interest, may, from time to time, sell, transfer, or otherwise dispose of any or all of the common stock covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These dispositions may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when disposing of shares or interests therein:
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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in underwritten transactions;

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settlement of short sales;

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in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of shares of our common stock at a stipulated price per security;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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a combination of any such methods of sale; or

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any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the shares of our common stock under Rule 144 or any other exemption from registration under the Securities Act if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of shares of our common stock, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The Selling Stockholder may also sell our common stock short and deliver these shares of our common stock to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares of common stock. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of our common stock offered hereby. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We have also agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of our common stock may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of our common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares of our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of our common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of our common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, Philadelphia, Pennsylvania.
EXPERTS
The consolidated financial statements of Trevena, Inc. at December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement we filed with the SEC and does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of our common stock the Selling Stockholder is offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. The Selling Stockholder is not making an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of our common stock offered by this prospectus.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Trevena. The address of the SEC’s website is www.sec.gov. We also maintain a website at www.trevena.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in or accessible through our website is not incorporated into and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-36193. The documents incorporated by reference into this prospectus contain important information that you should read about us.
The following documents are incorporated by reference into this document:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 30, 2023;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 28, 2023;

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our Quarterly Reports on Form 10-Q for the quarterly period ended on March 31, 2023, filed with the SEC on May 15, 2023, for the quarterly period ended on June 30, 2023, filed with the SEC on August 14, 2023 and for the quarterly period ended on September 30, 2023, filed with the SEC on November 14, 2023;

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our Current Reports on Form 8-K (other than the information furnished under Items 2.02 and 7.01 of Form 8-K rather than filed) filed with the SEC on January 9, 2023 (other than the information furnished under Item 7.01 of Form 8-K), March 13, 2023, March 30, 2023, April 21, 2023, May 8, 2023, May 9, 2023 (other than the information furnished under Item 2.02 of Form 8-K), May 30, 2023; June 20, 2023, as amended on July 6, 2023, June 26, 2023, July 20, 2023, September 1, 2023, September 6, 2023 (other than the information furnished under Item 7.01 of Form 8-K), September 18, 2023, October 2, 2023 (other than the information furnished under Item 7.01 of Form 8-K), November 9, 2023, and December 28, 2023; and

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the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on November 12, 2013, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than any filings or portions of such reports that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, including Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, and such documents will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
We will furnish to anyone to whom a prospectus is delivered, including any beneficial owner, without charge, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents by writing us at 955 Chesterbrook Blvd., Suite 110, Chesterbrook, Pennsylvania 19087, Attn: Corporate Secretary or telephoning us at (610) 354-8840.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

2,779,906 Shares of Common Stock Underlying Pre-Funded Warrants
8,648,666 Shares of Common Stock Underlying Warrants
PROSPECTUS
January 22, 2024
We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.